Exhibit 99.1 NEWS RELEASE

BRISTOW GROUP ANNOUNCES MANAGEMENT CHANGE

HOUSTON, July 5, 2016 -- Bristow Group today announced that Hilary Ware, Senior Vice President and Chief Administration Officer, has left the company for personal reasons, following a brief leave of absence.

Jonathan Baliff, Bristow Group CEO, commented: “Hilary has played an important role in Bristow’s exceptional accomplishments for almost nine years and has developed and managed many of Bristow’s key administrative functions, including human resources, communications, government affairs and information technology. Her insights in development and training have contributed significantly to Bristow’s success, especially in the creation of our Leadership and Management Development Training Programs. Her championing of these areas, along with Bristow Uplift and the company’s charitable and community affairs, has been integral in developing the Bristow culture. On behalf of our Board of Directors and all of the employees of Bristow, I would like to thank Hilary for her years of service and contributions to Bristow and wish her much success. She will be missed.”

The company’s senior management and Board of Directors are well underway in the reorganization of the chief administrative officer role and responsibilities. An announcement of these changes will come by the end of August. In the meantime, with the departure of Ms. Ware, Ms. Mary Wersebe will serve in the role of acting Chief Administrative Officer on an interim basis.

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About Bristow Group Inc.
Bristow Group Inc. (NYSE: BRS) is the leading provider of industrial aviation services offering exceptional transportation, search and rescue (SAR) and aircraft support services, including helicopter maintenance and training, to government and civil organizations worldwide. With headquarters in Houston, Texas, Bristow has major operations in the North Sea, Nigeria, the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad. Bristow provides SAR services to the private sector in Australia, Canada, Guyana, Norway, Russia and Trinidad, and to the public sector for all of the UK on behalf of the Maritime and Coastguard Agency.

Media Contact: Julie King Bristow Group Phone: +1-832-551-9814 E-mail: julie.king@bristowgroup.com	Investor Contact: Linda McNeill Bristow Group Phone: +1-713-267-7622 E-mail: linda.mcneill@bristowgroup.com